As filed with the Securities and Exchange Commission on April 22, 2003
                                                      Registration No. 333-_____
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933

                                   ----------

                              CAPITOL BANCORP LTD.
             (Exact Name of Registrant as Specified in Its Charter)

            MICHIGAN                                             38-2761672
  (State or other jurisdiction                                 (IRS Employer
of incorporation or organization)                            Identification No.)

 200 WASHINGTON SQUARE NORTH, 4TH FLOOR, LANSING, MICHIGAN 48933 (517) 487-6555
               (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

               CRISTIN REID ENGLISH, CHIEF ADMINISTRATIVE OFFICER
                              Capitol Bancorp Ltd.
                     200 Washington Square North, 4th Floor
                             Lansing, Michigan 48933
                                 (517) 487-6555
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

     Approximate date of commencement of proposed sale to the public: From time to time, after this Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

===========================================================================================
   Title Of Each                     Proposed Maximum   Proposed Maximum
Class Of Securities   Amount To Be    Offering Price   Aggregate Offering     Amount Of
  To Be Registered     Registered      Per Share (1)          Price        Registration Fee
-------------------------------------------------------------------------------------------
    Common stock     549,000 shares       $20.61           $11,314,890         $916.00
===========================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on the average of the high and low prices of the common stock, $21.00 and $20.22, respectively, as reported by the Nasdaq National Market on April 15, 2003.

================================================================================

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

     The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  Subject To Completion, Dated April ___, 2003

PROSPECTUS
                              CAPITOL BANCORP LTD.

                         549,000 SHARES OF COMMON STOCK

     Certain shareholders of Capitol Bancorp Ltd. ("Capitol") are offering for sale from time to time up to 549,000 shares of Capitol common stock under this prospectus. These shares were purchased by the selling shareholders from Capitol in a private placement in April 2003. The selling shareholders may offer the shares:

     *    to or through one or more underwriters,

     *    directly to purchasers,

     * on the Nasdaq National Market or New York Stock Exchange in typical brokerage transactions,

     *    in negotiated transactions, or otherwise.

     The selling shareholders may sell the shares of common stock covered by this prospectus:

     *    at market prices prevailing at the time of sale,

     *    at prices related to the then-prevailing market price, or

     *    at negotiated prices.

     Capitol will not receive any proceeds from the sale of the shares of common stock by the selling shareholders. No minimum purchase is required and no arrangement has been made to have funds received by the selling shareholders or any registered representatives placed in an escrow, trust or similar account or arrangement.

     Capitol's common stock is traded on the Nasdaq National Market under the symbol "CBCL." On April 15, 2003, the closing price for the common stock as reported on Nasdaq was $ 20.74 per share.

     YOU SHOULD CONSIDER, AMONG OTHER THINGS, THE INFORMATION SET FORTH IN "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

     THE SHARES OF COMMON STOCK THAT ARE BEING OFFERED ARE NOT SAVINGS ACCOUNTS OR DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE BANK INSURANCE FUND OR THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is April ___, 2003

                                TABLE OF CONTENTS

                                                                            PAGE

About This Prospectus..........................................................2

Forward-Looking Statements.....................................................2

Capitol Bancorp Ltd............................................................3

Risk Factors...................................................................4

Use Of Proceeds................................................................8

Selling Shareholders...........................................................8

Plan Of Distribution..........................................................10

Transfer Agent................................................................11

Legal Matters.................................................................11

Experts.......................................................................11

Where You Can Find More Information...........................................11

                              ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that Capitol filed with the Securities and Exchange Commission; it provides you with a general description of the securities offered. You should read this prospectus together with additional information described under the heading "Where You Can Find More Information."

                           FORWARD-LOOKING STATEMENTS

     Certain statements contained in or incorporated by reference into this prospectus constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements from the use of the words such as may, will, estimate, project, believe, intend, anticipate, expect, should, seeks, pro forma and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that could cause actual results to differ materially include the risks and uncertainties discussed in the "Risk Factors" section as well as continued success of Capitol's business strategy, general economic conditions, economic conditions in the communities where Capitol's banks are located, the ability and willingness of borrowers to repay loans, the monetary policy of the Federal Reserve, changes in interest rates, inflation, and changes in the state and federal regulations applicable to Capitol's operations.

                              CAPITOL BANCORP LTD.

     Capitol Bancorp Limited is a bank holding company with headquarters located at 200 Washington Square North, 4th Floor, Lansing, Michigan 48933. Capitol's telephone number is (517) 487-6555.

     Capitol became a bank holding company in 1988 when the organizers of Capitol National Bank, a small single-location DE NOVO bank formed in 1982, formed a one bank holding company, with one subsidiary, Capitol National Bank. Since the early 1990's, Capitol's growth has been very significant.

     As of March 31, 2003, Capitol's consolidated total assets approximated $2.5 billion. Capitol's banks currently operate in the states of Arizona, California, Georgia, Indiana, Michigan, Nevada, New Mexico and Texas.

     Capitol is a uniquely structured affiliation of community banks. Each bank is viewed by management as being a separate business from the perspective of monitoring performance and allocation of financial resources. Capitol uses a unique strategy of bank ownership and development through a tiered structure. It currently has 29 wholly or majority-owned bank subsidiaries.

     Capitol defines itself as a BANK DEVELOPMENT COMPANY. In the highly regulated business of banking, it is viewed by governmental agencies as a bank holding company. Capitol views bank DEVELOPMENT as a much more dynamic activity than the seemingly passive regulatory label for bank HOLDING companies.

     Bank development at Capitol is the business of mentoring, monitoring and managing its investments in community banks. Bank development is also the activity of adding new banks through start-up, or DE NOVO, formation or through other affiliation efforts, such as exploring acquisitions of existing banks.

     Capitol's banks have similar characteristics:

          - Each bank has an on-site president and management team, as local decision makers.
          - Each bank has a local board of directors which has actual authority over the bank.
          -    Each bank predominately operates from a single office location.
          - Each bank can fully meet customers' needs anywhere, anytime through bankers-on-call, courier services, Internet and telephone banking and other delivery methods.
          - Each bank has access to an efficient back-room processing facility and leading-edge technology through shared financial and operating resources.

     Capitol's banks seek the profitable customer relationships which are often displaced through mergers, mass marketing and megabanks with an impersonal approach to handling customers. Capitol's banks are focused on commercial banking activities, emphasizing business customers, although they also offer a complete array of financial products and services.

     Each bank has a separate charter. A bank charter is similar to articles of incorporation and enables each bank to exist as a distinct legal entity. Most of these banks are state-chartered, which means they are organized under a particular state's banking laws. All of the banks are FDIC-insured, and some are members of the Federal Reserve System. Banks are highly regulated by state and federal agencies. Because each bank has its own charter, each bank is examined by both state and federal agencies as a separate and distinct legal entity for safety, soundness and compliance with banking laws and regulations.

     Capitol's operating strategy is to provide transactional, processing and administrative support and mentoring to aid in the effective growth and development of its banks. It provides access to support services and management with significant experience in community banking. These administrative and operational support services do not require a direct interface with the bank customer and therefore can be consolidated more efficiently without affecting the bank customer relationship. Capitol's banks have full decision-making authority in structuring and approving loans and in the delivery and pricing of other banking services.

                                  RISK FACTORS

     THE SHARES OF COMMON STOCK THAT ARE BEING OFFERED ARE NOT SAVINGS ACCOUNTS OR DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE BANK INSURANCE FUND OR THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

     INVESTING IN CAPITOL'S COMMON STOCK WILL PROVIDE YOU WITH AN EQUITY OWNERSHIP INTEREST IN CAPITOL. AS A CAPITOL SHAREHOLDER, YOUR INVESTMENT MAY BE IMPACTED BY RISKS INHERENT IN ITS BUSINESS. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS, AS WELL AS OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, BEFORE DECIDING TO INVEST IN CAPITOL'S COMMON STOCK.

     THIS PROXY STATEMENT/PROSPECTUS ALSO CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THESE STATEMENTS RELATE TO CAPITOL'S FUTURE PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS. THESE STATEMENTS MAY BE IDENTIFIED BY THE USE OF WORDS SUCH AS, MAY, WILL, ESTIMATE, PROJECT, BELIEVE, INTEND, ANTICIPATE, EXPECT, SHOULD, SEEKS, PRO FORMA, AND SIMILAR EXPRESSIONS. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED IN THESE STATEMENTS. FACTORS THAT COULD CONTRIBUTE TO THESE DIFFERENCES INCLUDE THOSE DISCUSSED BELOW AND ELSEWHERE IN THIS PROSPECTUS.

NEWLY FORMED BANKS ARE LIKELY TO INCUR SIGNIFICANT OPERATING LOSSES THAT COULD NEGATIVELY AFFECT THE AVAILABILITY OF EARNINGS TO SUPPORT FUTURE GROWTH.

     Several of Capitol's bank subsidiaries are less than three years old and Capitol's oldest bank is about twenty years old. Newly formed banks are expected to incur operating losses in their early periods of operation because of an inability to generate sufficient net interest income to cover operating costs. Newly formed banks may never become profitable. Current accounting rules require immediate write-off, rather than capitalization and amortization, of start-up costs and, as a result, future newly formed banks are expected to report larger early period operating losses. Those operating losses can be significant and can occur for longer periods than planned depending upon the ability to control operating expenses and generate net interest income, which could affect the availability of earnings retained to support future growth.

IF CAPITOL IS UNABLE TO MANAGE ITS GROWTH, ITS ABILITY TO PROVIDE QUALITY SERVICES TO CUSTOMERS COULD BE IMPAIRED AND CAUSE ITS CUSTOMER AND EMPLOYEE RELATIONS TO SUFFER.

     Capitol has rapidly and significantly expanded its operations and anticipates that further expansion will be required to realize its growth strategies. Capitol's rapid growth has placed significant demands on its management and other resources which, given its expected future growth rate, are likely to continue. Capitol's future growth and revenue will be negatively impacted if it is unable to provide quality service to its customers, or to manage future growth; Capitol will need to attract, hire and retain highly skilled and motivated officers and employees and expand existing systems and/or implement new systems for:

     -    transaction processing;

     -    operational and financial management; and

     -    training, integrating and managing Capitol's growing employee base.

FAVORABLE ENVIRONMENT FOR FORMATION OF NEW BANKS COULD CHANGE ADVERSELY, WHICH COULD SEVERELY LIMIT CAPITOL'S EXPANSION OPPORTUNITIES.

     Capitol's growth strategy includes the addition of new banks. Thus far, Capitol has experienced favorable business conditions for the formation of its small, community and customer-focused banks. Those favorable conditions could change suddenly or over an extended period of time. A change in the availability of financial capital, human resources or general economic conditions could eliminate or severely limit expansion opportunities. To the extent Capitol is unable to effectively attract personnel and deploy its capital in new or existing banks, this could adversely affect future asset growth, earnings and the value of Capitol's common stock.

CAPITOL'S SMALL SIZE MAY MAKE IT DIFFICULT TO COMPETE WITH LARGER INSTITUTIONS BECAUSE CAPITOL IS NOT ABLE TO COMPETE WITH LARGE BANKS IN THE OFFERING OF SIGNIFICANTLY LARGER LOANS.

     Capitol endeavors to capitalize some of its newly formed banks with the lowest dollar amount permitted by regulatory agencies. As a result, the legal lending limits of Capitol's banks severely constrain the size of loans that those banks can make. In addition, many of the banks' competitors have significantly larger capitalization and, hence, an ability to make significantly larger loans. The inability to offer larger loans limits the revenues that can be earned from interest amounts charged on larger loan balances.

     Capitol's banks are intended to be small in size. They each generally operate from single locations, although some of Capitol's banks have more than one office. They are very small relative to the dynamic markets in which they operate. Each of those markets has a variety of large and small competitors that have resources far beyond those of Capitol's banks. While it is the intention of Capitol's banks to operate as niche players within their geographic markets, their continued existence is dependent upon being able to attract and retain loan customers and depositors in those large markets that are dominated by substantially larger regulated and unregulated financial institutions.

IF CAPITOL CANNOT RECRUIT ADDITIONAL HIGHLY QUALIFIED PERSONNEL, CAPITOL'S CUSTOMER SERVICE COULD SUFFER, CAUSING ITS CUSTOMER BASE TO DECLINE.

     Capitol's strategy is also dependent upon its continuing ability to attract and retain other highly qualified personnel. Competition for such employees among financial institutions is intense. Availability of personnel with appropriate community banking experience varies. If Capitol does not succeed in attracting new employees or retaining and motivating current and future employees, Capitol's business could suffer significantly.

CAPITOL AND ITS BANKS OPERATE IN AN ENVIRONMENT HIGHLY REGULATED BY STATE AND FEDERAL GOVERNMENT; CHANGES IN FEDERAL AND STATE BANKING LAWS AND REGULATIONS COULD HAVE A NEGATIVE IMPACT ON CAPITOL'S BUSINESS.

     As a bank holding company, Capitol is regulated primarily by the Federal Reserve Board. Capitol's current bank affiliates are regulated primarily by the state banking regulators and the FDIC.

     Federal and the various state laws and regulations govern numerous aspects of the banks' operations, including:

     -    adequate capital and financial condition;

     -    permissible types and amounts of extensions of credit and investments;

     -    permissible nonbanking activities; and

     -    restrictions on dividend payments.

     Federal and state regulatory agencies have extensive discretion and power to prevent or remedy unsafe or unsound practices or violations of law by banks and bank holding companies. Capitol and its banks also undergo periodic examinations by one or more regulatory agencies. Following such examinations, Capitol may be required, among other things, to change its asset valuations or the amounts of required loan loss allowances or to restrict its operations. Those actions would result from the regulators' judgments based on information available to them at the time of their examination.

     The banks' operations are required to follow a wide variety of state and federal consumer protection and similar statutes and regulations. Federal and state regulatory restrictions limit the manner in which Capitol and its banks may conduct business and obtain financing. Those laws and regulations can and do change significantly from time to time, and any such change could adversely affect Capitol.

REGULATORY ACTION COULD SEVERELY LIMIT FUTURE EXPANSION PLANS.

     To carry out some of its expansion plans, Capitol is required to obtain permission from the Federal Reserve Board. Applications for the formation of new banks are submitted to the state and federal bank regulatory agencies for their approval.

     While Capitol's recent experience with the regulatory application process has been favorable, the future climate for regulatory approval is impossible to predict. Regulatory agencies could prohibit or otherwise significantly restrict the expansion plans of Capitol, its current bank subsidiaries and future new start-up banks, which could limit its ability to increase revenue.

THE BANKS' ALLOWANCES FOR LOAN LOSSES MAY PROVE INADEQUATE TO ABSORB ACTUAL LOAN LOSSES, WHICH MAY ADVERSELY IMPACT NET INCOME OR INCREASE OPERATING LOSSES.

     Capitol believes that its consolidated allowance for loan losses is maintained at a level adequate to absorb any inherent losses in the loan portfolios of its banks at the balance sheet date. Management's estimates are used to determine the allowance and are based on historical loan loss experience, specific problem loans, value of underlying collateral and other relevant factors. These estimates are subjective and their accuracy depends on the outcome of future events. Actual losses may differ from current estimates. Depending on changes in economic, operating and other conditions, including changes in interest rates, that are generally beyond Capitol's control, actual future loan losses could increase significantly. No assurance can be provided that the allowance will be sufficient to cover actual future loan losses should such losses be realized.

     Loan loss experience, which is helpful in estimating the requirements for the allowance for loan losses at any given balance sheet date, has been minimal at many of Capitol's banks. Because many of Capitol's banks are young, they do not have seasoned loan portfolios, and it is likely that the ratio of the allowance for loan losses to total loans may need to be increased in future periods as the loan portfolios become more mature and loss experience evolves. If it becomes necessary to increase the ratio of the allowance for loan losses to total loans, such increases would be accomplished through higher provisions for loan losses, which would have a negative impact on operating results.

     Widespread media reports of concerns about the health of the domestic economy have continued throughout 2002 and the first part of 2003. Capitol's loan losses in 2002 increased in comparison to prior years period and nonperforming loans have increased. It is anticipated that levels of nonperforming loans and related loan losses may increase as economic conditions, locally and nationally, evolve.

     In addition, bank regulatory agencies, as an integral part of their supervisory functions, periodically review the adequacy of the allowance for loan losses. Regulatory agencies may require Capitol or its banks to increase their allowance for loan losses or to recognize further loan charge-offs based upon judgments different from those of management. Any increase in the allowance required by regulatory agencies would have a negative impact on Capitol's operating results.

CAPITOL'S COMMERCIAL LOAN CONCENTRATION TO SMALL BUSINESSES INCREASES THE RISK OF DEFAULTS BY BORROWERS AND SUBSTANTIAL CREDIT LOSSES COULD RESULT, CAUSING SHAREHOLDERS TO LOSE THEIR INVESTMENT IN CAPITOL'S COMMON STOCK.

     Capitol's banks make various types of loans, including commercial, consumer, residential mortgage and construction loans. Capitol's strategy emphasizes lending to small businesses and other commercial enterprises. Loans to small and medium-sized businesses are generally riskier than single-family mortgage loans. Typically, the success of a small or medium-sized business depends on the management talents and efforts of one or two persons or a small group of persons, and the death, disability or resignation of one or more of these persons could have a material adverse impact on the business. In addition, small and medium-sized businesses frequently have smaller market shares than their competition, may be more vulnerable to economic downturns, often need substantial additional capital to expand or compete and may experience substantial variations in operating results, any of which may impair a borrower's ability to repay a loan. Substantial credit losses could result, causing shareholders to lose their entire investment in Capitol's common stock.

THE OPEN MARKET COMMITTEE OF THE FEDERAL RESERVE BOARD (FRBOMC) HAS TAKEN UNPRECEDENTED ACTIONS TO SIGNIFICANTLY REDUCE INTEREST RATES AND FUTURE CHANGES IN INTEREST RATES MAY ADVERSELY AFFECT CAPITOL'S NET INTEREST INCOME.

     CHANGES IN NET INTEREST INCOME. Capitol's profitability is significantly dependent on net interest income. Net interest income is the difference between interest income on interest-earning assets, such as loans, and interest expense on interest-bearing liabilities, such as deposits. Therefore, any change in general market interest rates, whether as a result of changes in monetary policies of the Federal Reserve Board or otherwise, can have a significant effect on net interest income. Capitol's assets and liabilities may react differently to changes in overall market rates or conditions because there may be mismatches between the repricing or maturity characteristic of assets and liabilities. As a result, changes in interest rates can affect net interest income in either a positive or negative way.

     In 2001, the FRBOMC decreased interbank interest rates 11 times, which was an unprecedented action to reduce rates 475 basis points within a year. In 2002, by contrast, the FRBOMC changed rates only once, a decrease of 50 basis points. Interest rates have remained relatively stable in 2003, however, future stability and FRBOMC policy are uncertain.

     CHANGES IN THE YIELD CURVE. Changes in the difference between short-term and long-term interest rates, commonly known as the yield curve, may also harm Capitol's business. For example, short-term deposits may be used to fund longer-term loans. When differences between short-term and long-term interest rates shrink or disappear, the spread between rates paid on deposits and received on loans could narrow significantly, decreasing net interest income.

EXISTING SUBSIDIARIES OF CAPITOL MAY NEED ADDITIONAL FUNDS TO AID IN THEIR GROWTH OR TO MEET OTHER ANTICIPATED NEEDS WHICH COULD REDUCE CAPITOL'S FUNDS AVAILABLE FOR NEW BANK DEVELOPMENT OR OTHER CORPORATE PURPOSES.

     Capitol's affiliated banks are generally capitalized at the minimum amount permitted by regulatory agencies. Future growth of existing banks may require additional capital infusions or other investment by Capitol to maintain compliance with regulatory capital requirements or to meet growth opportunities. Such capital infusions could reduce funds available for development of new banks, or other corporate purposes.

CAPITOL HAS DEBT SECURITIES OUTSTANDING WHICH MAY PROHIBIT FUTURE CASH DIVIDENDS ON CAPITOL'S COMMON STOCK OR OTHERWISE ADVERSELY AFFECT REGULATORY CAPITAL COMPLIANCE.

     As of March 31, 2003, Capitol had notes payable to an unaffiliated bank outstanding in the amount of approximately $4 million. Under this credit facility, borrowings of up to $25 million are permitted, subject to certain conditions. Capitol is reliant upon its bank subsidiaries' earnings and dividends to service this debt obligation which may be inadequate to service the obligations. In the event of violation of the covenants relating to the credit facility, or due to failure to make timely payments of interest and debt principal, the lender may terminate the credit facility. In addition, upon such occurrences, dividends on Capitol's common stock may be prohibited or Capitol may be otherwise unable to make future dividends payments or obtain replacement credit facilities.

     Capitol also has several series of trust-preferred securities outstanding, totaling about $61 million at March 31, 2003, which are treated as capital for regulatory ratio compliance purposes. Although these securities are viewed as capital for regulatory purposes, they are debt securities which have numerous covenants and other provisions which, in the event of noncompliance, could have an adverse effect on Capitol. For example, these securities permit Capitol to defer the periodic payment of interest for various periods, however, if such payments are deferred, Capitol is prohibited from paying cash dividends on its common stock during deferral periods and until deferred interest is paid. Future payment of interest is dependent upon Capitol's bank subsidiaries' earnings and dividends which may be inadequate to service the obligations. Continued classification of these securities as elements of capital for regulatory purposes is subject to future changes in regulatory rules and regulations and the actions of regulatory agencies, all of which is beyond the control or influence of Capitol.

                                 USE OF PROCEEDS

     The selling shareholders will not pay any of the proceeds from the sale of the shares of common stock to Capitol. Capitol expects to incur expenses in connection with this offering in the amount of approximately $560,000 for registration, legal, accounting and miscellaneous fees and expenses. Capitol will not pay for expenses such as commissions and discounts of brokers, dealers or agents or the fees and expenses of counsel, if any, for the selling shareholders. See "Selling Shareholders" and "Plan of Distribution."

                              SELLING SHAREHOLDERS

     This prospectus relates to the offer and sale from time to time by the selling shareholders named in this prospectus of up to 549,000 shares of common stock. The selling shareholders purchased these shares in April 2003 directly from Capitol in a private placement transaction. Because the issuance of shares in that transaction was not registered with the SEC, the selling shareholders have "restricted stock."

     Capitol is registering the shares to enable the selling shareholders to resell the shares in the public market from time to time or on a delayed basis and to permit secondary trading of the shares after they are sold by the selling shareholders. Capitol is paying for the registration of the securities but will not pay for the fees and expenses of the selling shareholders, their attorneys or other representatives, nor any selling commissions, brokerage fees or underwriting discounts, related to any resale of the shares. See "Use of Proceeds" and "Plan of Distribution." Capitol has agreed to provide indemnification for the selling shareholders, and underwriters of shares sold by the selling shareholders who are reasonably acceptable to Capitol, and their respective officers, directors and controlling persons, against certain liabilities and expenses arising under the securities laws in connection with this offering; provided that the selling shareholders and any such underwriters provide customary indemnification to Capitol for information that they provide for inclusion in this prospectus or the registration statement of which it is a part.

     The following table sets forth, to the best of Capitol's knowledge, information concerning the selling shareholders, the number of shares to be offered and sold by the selling shareholders and the amount of common stock that will be owned by the selling shareholders following the offering (assuming sale of all shares of common stock being offered) by the selling shareholders.

                                                                      Number of
                                                  Ownership of        Shares of
                                               Common Stock Prior   Common Stock    Ownership of Common
           Selling Shareholder                     to Offering      to be Offered   Stock After Offering
           -------------------                     -----------      -------------   --------------------
Zeel & Co                                             15,000            15,000               -0-

Institutional Financial Investors Fund, L.P.          20,000            20,000               -0-

Felman Family Partnership, L.P.                      100,000           100,000               -0-

Investors of America Limited Partnership             250,000           250,000               -0-

Acadia Fund I, L.P.                                   27,750            27,750               -0-

Cerulean Partners Ltd.                                22,250            22,250               -0-

First Investors Life Disovery Fund                    16,500            16,500               -0-

Truk Opportunity Fund, L.L.C.                          5,000             5,000               -0-

Financial Stocks Limited Partnership                  15,000            15,000               -0-

SuNOVA Long-Term Opportunity Fund, L.P.               30,000            30,000               -0-

Stifel, Nicolaus & Company, Inc.                       4,000             4,000               -0-
Custodian for Edward J. Nusrala

Stifel, Nicolaus & Company, Inc.                      10,000            10,000               -0-
Custodian for David Soshnik, IRA

First Investors Special Situations Fund               28,500            28,500               -0-
Hare & Co. c/o The Bank of New York

Michael M. Moran, Chief of Capital                    51,260             5,000            46,260
Markets, Capitol Bancorp Limited

                              PLAN OF DISTRIBUTION

     The common stock covered by this prospectus may be offered and sold from time to time by the selling shareholders. As used in this prospectus, "selling shareholders" includes those individuals or entities who may have had shares of common stock given or transferred to them by a named selling shareholder after the date of this prospectus and any individuals or entities who may have shares of common stock pledged to them as collateral by a named selling shareholder after the date of this prospectus. See "Selling Shareholders." The shares of common stock covered by this prospectus may be sold by the selling shareholders in one or more types of transactions (which may include block transactions) on Nasdaq or NYSE, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares of common stock, through short sales of shares of common stock, or a combination of such methods of sale, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares of common stock may be sold by one or more of the following methods: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal in order to facilitate the transaction; (b) a purchase by a broker or dealer as principal, and the resale by such broker or dealer for its account pursuant to this prospectus, including resale to another broker or dealer; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (d) privately negotiated transactions; (e) through put or call transactions; (f) through short sales of the offered shares; (g) through underwritten transactions or otherwise; and (h) a combination of these types of transactions. The period of distribution of these shares of common stock may occur over an extended period of time. This offering is expected to terminate in April 2005, or at such earlier time as all shares offered have been sold.

     The selling shareholders may effect such transactions by selling the shares of common stock directly to purchasers or to or through a broker or dealer, who may act as an agent or principal. Such broker or dealer may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders and/or the purchasers of shares of common stock for whom such broker or dealer may act as agent or to whom he sells as principal, or both (which compensation as to a particular broker or dealer might be in excess of customary commissions). Capitol is not aware of any existing arrangements between any selling stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of common stock.

     The selling shareholders will not pay any of the proceeds from the sale of the shares of common stock to Capitol. Capitol expects to incur expenses in connection with this offering in the amount of approximately $560,000 for registration, legal, accounting and miscellaneous fees and expenses. The selling shareholders will be solely responsible for commissions and discounts of brokers, dealers or agents, other selling expenses and the fees and expenses of their own counsel related to registration and resale of their shares, if any, none of which expenses will be borne by Capitol.

     In offering the securities, the selling shareholders and any broker-dealers and any other participating broker-dealers who execute sales for the selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with such sales, and any profits realized by the selling shareholders and the compensation of such broker-dealers may be deemed to be underwriting discounts and commissions. In addition, any shares covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

     Capitol intends to advise the selling shareholders that while they are selling the securities, they (1) are required to comply with Regulation M under the Securities Exchange Act of 1934 (as described in more detail below), (2) may not engage in any stabilization activity, except as permitted under the Exchange Act, (3) are required to furnish each broker-dealer (who may offer this common stock) copies of this prospectus, and (4) may not bid for or purchase any securities of Capitol or attempt to induce any person to purchase any securities except as permitted under the Exchange Act.

     Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security.

                                 TRANSFER AGENT

     The transfer agent for Capitol's common stock is UMB Bank, n.a., 928 Grand Ave., P.O. Box 410064, Kansas City, Missouri 64141-0064.

                                  LEGAL MATTERS

     Certain legal matters relating to the common stock offered by this prospectus have been passed upon for Capitol by Brian K. English, General Counsel.

                                     EXPERTS

     The consolidated financial statements of Capitol Bancorp Limited incorporated by reference in this prospectus included in Capitol Bancorp Limited's annual report to shareholders incorporated by reference in the Company's Annual Report on Form 10-K have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

     Capitol has filed a registration statement on Form S-3 with the SEC. This prospectus is a part of that registration statement. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

     In addition, Capitol files reports, proxy statements and other information with the SEC under the Exchange Act. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may read and copy this information at the following locations of the SEC:

     Public Reference Room          Chicago Regional Office Citicorp Center
     450 Fifth Street, N.W.         500 West Madison Street
     Room 1024                      Suite 1400
     Washington, D.C. 20549         Chicago, Illinois 60661-2511

     You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, including Capitol, who file electronically with the SEC. The address of that site is www.sec.gov. You can also inspect reports, proxy statements and other information about Capitol at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. Capitol's filings with the SEC are also available at Capitol's web site www.capitolbancorp.com.

     The SEC allows Capitol to "incorporate by reference" the information it files with the SEC. This permits Capitol to disclose important information to you by referring to these filed documents. Any information referred to in this way is considered part of this prospectus, except for any information superseded by information in, or incorporated by reference in, this prospectus. Capitol incorporates by reference the following documents that have been filed with the
SEC:

        Capitol Bancorp Ltd. SEC Filings
               (File No. 0-18461)                        Period
               ------------------                        ------
     *    Current Report on Form 8-K            Filed April 21, 2003

     *    Proxy Statement on Schedule 14A       Annual Meeting Scheduled for
                                                May 8, 2003

     *    Annual Report on Form 10-K            Year ended December 31, 2002

     *    Registration Statement on Form 8-A    Filed April 19, 1990
          filed April 19, 1990

     The information incorporated by reference is considered to be a part of this prospectus, and information that Capitol files with the SEC subsequent to the date of this prospectus will automatically update and supersede this information. Capitol incorporates by reference the documents listed above and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the termination of this offering.

     No one has been authorized to give any information or make any representation about Capitol that differs from, or adds to, the information in this document or in documents that are publicly filed with the SEC. Therefore, if anyone does give you different or additional information, you should not rely on it.

     The information contained in this prospectus speaks only as of its date unless the information specifically indicates that another date applies. Information in this document about Capitol has been supplied by Capitol.

     Capitol will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to Cristin Reid English, Chief Administrative Officer, Capitol Bancorp Ltd., 200 Washington Square North, 4th Floor, Lansing, Michigan 48933, telephone (517) 487-6555.

                 PART II-INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses payable in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of such expenses will be paid by Capitol. Capitol will not pay for expenses such as commissions and discounts of Brokers, dealers or agents or the fees and expenses of counsel, if any, for the selling shareholders. All of the amounts shown are estimates, except for the SEC registration fee.

          SEC registration fee..........................     $    916
          Nasdaq listing fee............................
          Accounting fees and expenses..................        5,000
          Legal fees and expenses.......................       25,000
          Miscellaneous.................................
                                                             --------
               Total....................................     $
                                                             ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Sections 561 - 571 of the Michigan Business Corporation Act ("MBCA"), grant the Registrant broad powers to indemnify any person in connection with legal proceedings brought against him by reason of his present or past status as an officer or director of the Registrant, provided that the person acted in good faith and in a manner he reasonably believed to be in (when acting in an official capacity) or not opposed to (when acting in all other circumstances) the best interests of the Registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The MBCA also gives the Registrant powers to indemnify any such person against reasonable expenses in connection with any action by or in the right of the Registrant, provided the person acted in good faith and in a manner he reasonably believed to be in (when acting in an official capacity) or not opposed to (when acting in all other circumstances) the best interests of the Registrant, except that no indemnification may be made if such person is adjudged to be liable to the Registrant, or in connection with any proceeding charging improper personal benefit to the director whether or not involving action in the director's official capacity, in which the director was held liable on the basis that the personal benefit was improperly received by the director. In addition, to the extent that any such person is successful in the defense of any such legal proceeding, the Registrant is required by the MBCA to indemnify him against expenses, including attorneys' fees, that are actually and reasonably incurred by him in connection therewith.

     The Registrant's Articles of Incorporation contain provisions entitling directors and executive officers of the Registrant to indemnification against certain liabilities and expenses to the full extent permitted by Michigan law.

     Under an insurance policy maintained by the Registrant, the directors and officers of the Registrant are insured within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, and certain liabilities which might be imposed as a result of such claims, actions, suits or proceedings, which may be brought against them by reason of being or having been such directors and officers.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a)  Exhibits.

          Reference is made to the Exhibit Index of the Registration Statement.

     (b) All Financial Statements Schedules are omitted in the Registrant's Annual Report on Form 10-K for the year ended December 31, 2002 because they are not applicable or the required information is shown in the consolidated financial statements or notes thereto that are incorporated herein by reference.

ITEM 17. UNDERTAKINGS

     (A)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement
                     (or) the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this Registration Statement; provided, however, that the undertakings set forth in paragraphs
                     (1)(i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (B) The undersigned Registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
          Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (C)  The undersigned Registrant hereby undertakes:

          (1) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (D) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lansing, Michigan on April 22, 2003.

                                        CAPITOL BANCORP LIMITED


                                        By: /s/ JOSEPH D. REID
                                            ------------------------------------
                                            JOSEPH D. REID
                                            Chairman of the Board and
                                            Chief Executive Officer


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph D. Reid, Cristin Reid English, and Lee W. Hendrickson and each of them (with full power to each of them to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, including any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on April 22, 2003.

Signature                              Title
---------                              -----

/s/ JOSEPH D. REID                 Chairman of the Board and
------------------------------     Chief Executive Officer,
JOSEPH D. REID                     Director (Principal Executive
                                   Officer)

/s/ LEE W. HENDRICKSON             Executive Vice President and
------------------------------     Chief Financial Officer (Principal
LEE W. HENDRICKSON                 Financial and Accounting Officer)


                                   Executive Vice President, Treasurer, Director
------------------------------
ROBERT C. CARR


/s/ DAVID O'LEARY                  Secretary, Director
------------------------------
DAVID O'LEARY


                                   Director
------------------------------
LOUIS G. ALLEN


/s/ PAUL R. BALLARD                Director
------------------------------
PAUL R. BALLARD


/s/ DAVID L. BECKER                Director
------------------------------
DAVID L. BECKER


                                   Director
------------------------------
DOUGLAS E. CRIST


                                   Director
------------------------------
MICHAEL J. DEVINE


                                   Director
------------------------------
JAMES C. EPOLITO


/s/ GARY A. FALKENBERG             Director
------------------------------
GARY A. FALKENBERG


                                   Director
------------------------------
JOEL I. FERGUSON


/s/ KATHLEEN A. GASKIN             Director
------------------------------
KATHLEEN A. GASKIN

Signature                          Title
---------                          -----

/s/ H. NICHOLAS GENOVA             Director
------------------------------
H. NICHOLAS GENOVA


/s/ MICHAEL F. HANNLEY             Director
------------------------------
MICHAEL F. HANNLEY


/s/ L. DOUGLAS JOHNS               Director
------------------------------
L. DOUGLAS JOHNS


/s/ MICHAEL L. KASTEN              Director
------------------------------
MICHAEL L. KASTEN


/s/ JOHN S. LEWIS                  Director
------------------------------
JOHN S. LEWIS


/s/ HUMBERTO S. LOPEZ              Director
------------------------------
HUMBERTO S. LOPEZ


/s/ LEONARD MAAS                   Director
------------------------------
LEONARD MAAS


                                   Director
------------------------------
LYLE W. MILLER


/s/ KATHRYN L. MUNRO               Director
------------------------------
KATHRYN L. MUNRO


/s/ MYRL D. NOFZIGER               Director
------------------------------
MYRL D. NOFZIGER


/s/ CRISTIN REID ENGLISH           Director
------------------------------
CRISTIN REID ENGLISH


/s/ RONALD K. SABLE                Director
------------------------------
RONALD K. SABLE

                                  EXHIBIT INDEX

                                                                                     INCORPORATED BY
EXHIBIT NO.    DESCRIPTION                                                           REFERENCE FROM
----------     -----------                                                           --------------
4              Instruments Defining the Rights of Capitol's Security Holders:

               (a)   Common Stock Certificate                                              (1)
               (b)   Indenture dated December 18, 1997                                     (2)
               (c)   Subordinated Debenture                                                (2)
               (d)   Amended and Restated Trust Agreement dated December 18, 1997          (2)
               (e)   Preferred Security Certificate dated December 18, 1997                (2)
               (f)   Preferred Securities Guarantee Agreement of Capitol Trust I
                     dated December 18, 1997                                               (2)
               (g)   Agreement as to Expenses and Liabilities of Capitol Trust I           (2)

5              Opinion of Brian K. English as to the validity of the shares.

23.1           Consent of BDO Seidman, LLP.

23.2           Consent of  Brian K. English (included in Exhibit 5).

24 Power of Attorney (included on the signature page of the Registration Statement).

KEY:
(1)  Form S-18, Reg. No. 33-24728C, filed September 15, 1988.
(2) Post Effective Amendment No. 1 to Form S-3, Reg. No. 333-41215 and 333-41215-01 filed February 9, 1998.